Exhibit 10.25

EXCHANGE LISTING

# PRE-IPO COMMUNICATIONS/OUTREACH ADVISORY AGREEMENT

THIS AGREEMENT, dated as June 20th, 2022 ("Execution Date"), between NeurAxis, Inc. (the "Company"), having its principal place of business at 829 S Adams St., Versailles, IN 47042, and Exchange Listing, LLC ("Advisor"), having its principal place of business at 515 E. Las Olas Blvd, Suite 120, Fort Lauderdale, Florida 33301; together known as ("The Parties").

## RECITALS

**WHEREAS**, the Company desires to obtain independent advisory and consulting services in connection with its business;

**WHEREAS**, the Advisor is engaged in the business of providing advisory services and advising companies in connection with their business as hereinafter set out; and

**WHEREAS**, the Company desires to engage Advisor to perform certain consulting services for it, and Advisor desires to perform consulting services for the Company, subject to the terms and conditions of this Agreement.

**NOW THEREFORE**, for the mutual promises contained herein, the parties hereto agree as follows:

## AGREEMENT

## 1. ENGAGEMENT BY ADVISOR.

The Company hereby engages Advisor and Advisor hereby agrees to hold itself available to render, and to render at the reasonable request of the Company, independent advisory, and consulting services for the Company to the best of its ability (the "Services"), upon the terms and conditions hereinafter set forth.

## 2. SCOPE OF WORK - HIGH-LEVEL APPROACH AND DELIVERABLES

It is important to note that the Advisor's approach is a highly collaborative and cooperative process.

It is understood by all The Parties of this Agreement that the following scope of work will be implemented. The Advisor will work closely with the Company on all PR/IR, communication, media, and investor outreach that is implemented throughout this program.

Pre-IPO marketing is focused on the company's equity story, management team and development of usual and customary company marketing practices. During this time, we will also collect contact data for retargeting efforts. We streamline the process to deliver effective and efficient results to create a foundation for the corporate communications program.

The full Pre-IPO Outreach program is designed to meet the following objectives

1. Investor awareness in preparation for when listed
2. Develop a pipeline of potential investors pre-listing
3. Prepare company leadership team for the communications requirements to remain compliant when a public company
4. Gather contact information of interested investors and analysts for re-targeting and to identify the ideal target investor to build a mirror database
5. Define and refine the company's investor focused story

To achieve the above objectives, Pre-IPO Marketing is focused on

1. Building the foundation of a compelling equity story
2. Testing and refining of the company's investor-focused story

3. Set company standards of outreach communications
4. Highlighting a strong management team
5. Development of an investor/analyst database for post-IPO outreach efforts
6. Building an inventory marketing asset (e.g., images, videos, copy, ad formats, etc.) that are proven to work for post-IPO marketing

The following is a chronological outline highlights the programs key activities and deliverables. *At times Exchange Listing will be working with outside specialists during aspects of this program. There will be full transparency with the Company when working with outside resources. All costs of these outside resources are included in this proposal, unless noted otherwise.*

**(Phase I) Weeks 1-4: Situational Audit and Foundation for Pre-IPO Communications Program**

- Through meetings with leadership determine the current thinking on companies' purpose, G2M timeline & key differentiators, and agree on forward-looking thinking that will be implemented in Pre-IPO marketing
- Introductions to IR Agencies and Digital Media/Marketing Firms *(Optional, costs are included in full program pricing below)*
- Create tools for mapping all marketing communications
  - 90-day forward looking timeline of all projected corporate announcements and key events
  - Corporate USP's and differentiators
  - Leadership team bio's
- Crafting a document of Feeder Copy that will be leveraged for all marketing purposes
- Create a high-level media buy schedule, broken down by channel, includes timing and pricing
- Create a High-level Social Media plan with costs
- Create a lead funnel for lead management and retargeting purposes, including 1 month of follow-up correspondence
  - Set up will be on HubSpot
- Create Investor Pitch Deck to be integrated with the investment bankers before listing
  - Including bios of leadership team
- Create 1-pager on the company
- Buildout a landing page and any needed secondary lead collection pages
- Buildout an IR website designed to support the Pre-IPO marketing, this site can be standalone and/or accessible from a link on the corporate website (with or without password protection)
- Inventory, assessment, and creation of a shared folder of all marketing support assets (e.g., logos, images, video, etc…)
- Recommendation for the creation/purchase of needed assets to support the Pre-IPO campaign with an explanation of the purpose, expected ROI and costs

**(Phase II) Weeks 5-12: Execution of Marketing Communications & Outreach Program**

- Begin corporate marketing campaign
  - Establish "customary and usual" marketing efforts
- Create an "opportunity buzz" with targeted investor communities
  - Digital Marketing
  - Influencers
  - Publishing
  - Social

- Email / SMS
    - Etc.
- Capture investor contact information for retargeting efforts
- Continuous refining of messaging
    - Marketing
    - IR Website
    - Corporate Website (advise only, not actual changes)
    - Re-targeting
    - Landing Page
    - Feeder Copy given to media/publishing partners
    - Etc.
- Management and refinement of the HubSpot funnel
    - Follow-up emails/SMS
    - Funnel content and flow
- Development of mirror audience in preparation of post listing marketing

## 3. COMPENSATION.

The parties agree that the Advisor will be compensated by the Company for its professional fees at the rate of $7,500 per month for work performed in accordance with this agreement, for a total of 4 payment. Payments will be made on the 1st of each month commencing on the Execution Date of this agreement.

In addition to the above professional fees there is a onetime set up fee of $41,000 due at the signing of this Agreement that covers the development of the items listed under "(Phase I) Weeks 1-4: Situational Audit and Foundation for Pre-IPO Communications Program" above.

Total Commitment for Phase I: $63,500 (Initial Payment Requirement $48,500)

Engaging Exchange Listing for Phase II under "Scope of Work" above is an option, and at the sole discretion of the Company. The Company must notify Exchange Listing within 5-weeks of the Engagement Date if they will engage Exchange Listing to implement Phase II of this Agreement. If Phase II is initiated by the Company, the costs will be as follows. If the company choose not to engage Exchange Listing for Phase II, this will not terminate this Agreement and the above monthly payment to Exchange Listings will remain in effect until the conclusion of the Term of this Agreement.

Phase II payment will be made directly to Exchange Listing Partners as follows. These payments will be due as follows:

- Media/Digital Marketing Company (includes the purchase of all advertising and media)
    - Day 1, Month 2: $28,333
    - Day 1, Month 3: $28,333
- IR/PR Agency
    - Day 1, Month 2: $8,000
    - Day 1, Month 3: $8,000

Total Commitment for Phase II: $62,666

Price for Full PRE-IPO COMMUNICATIONS/OUTREACH Program (Phases I & II) $136,166

If there is a delay in the listing date, this program may continue monthly at the rates stated above for Media and Digital Marketing and/or IR/PR Agency. If one and/or both of these monthly services are continued the monthly Advisor retainer will continue until both these services are no longer active, or the Company has listed, whichever is sooner.

Upon the execution of this Agreement, the Company agrees to sell to the Advisor, or its designees, at par value, 25,000 shares of the Company's common stock. The Company agrees to provide piggyback registration rights for the issued shares of common stock.

The Company will reimburse the Advisor for any pre-approved expenses incurred, which may include external costs such as travel. For these expenses the Advisor will submit an itemized statement and the Company will pay the Advisor the amount due within fourteen (14) days of receipt.

**4. AGREEMENT TERM.**

This Agreement will be for 3 months beginning on the Execution Date and cannot be terminated without cause during the 3 months. The Agreement will not automatically renew. This agreement shall govern all services provided by the Advisor and any additional services as agreed by the parties.

**5. CONFIDENTIALITY.**

The Advisor recognizes that certain confidential information concerning the Company will be furnished by the Company to the Advisor in connection with the Project ("Confidential Information"). the Advisor agrees that it will disclose Confidential Information only to those of its employees, advisors or agents who have a need to know such information, or to advisors to the Company. Confidential Information shall not include information that (i) is in the possession of the Advisor prior to its receipt of such information from the Company, (ii) is or becomes publicly available other than as a result of a breach of this agreement by the Advisor, or (iii) is or can be independently acquired or developed by the Advisor without violating any of its obligations under this agreement.

**6. LOCATION WHERE SERVICES WILL BE RENDERED.**

The Advisor will perform services in accordance with this contract at a location of the Advisor's discretion.

**7. INDEPENDENT CONTRACTOR.**

It is expressly agreed that the Advisor is acting as an independent contractor in performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Advisor. Advisor shall be responsible for all applicable federal, state and other taxes related to Advisor's compensation hereunder and Company shall not withhold or pay any such taxes on behalf of Advisor, including without limitation social security, federal, state and other local income taxes. Since Advisor is acting solely as an independent contractor under this Agreement, Advisor shall not be entitled to insurance or other benefits normally provided by the Company to its employees. While the foregoing Duties and Responsibilities of Advisor may in a technical legal sense cause Advisor to be deemed an agent of Company, Advisor shall have no authority to, nor shall he in any way attempt to, bind the Company to any agreements nor be responsible for its operations.

**8. INTEGRATION.**

This Agreement constitutes and expresses the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels all prior negotiations, discussions, agreements, and understandings relating to such subject matter. This Agreement may not be modified or amended except by an instrument in writing executed by both parties hereto.

**9. REPRESENTATION AND WARRANTIES.**

The Company represents that they have full power, capacity, and authority to execute and deliver this Agreement and that the execution and delivery thereof will constitute a legal, valid, and binding obligation of the Company.

**10. ASSIGNMENT.**

This Agreement is being entered into in reliance upon and in consideration of the singular skill and qualifications of Advisor. Neither Advisor nor the Company shall voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to terms of this Agreement without the prior written consent of the other party, except that Company may assign this Agreement to its parent or any successor without the prior written consent of Advisor which shall be considered given by Advisor's entry into this Agreement. Except as aforesaid, any attempt at assignment or transfer by either party of its obligations hereunder, without such consent, shall be null and void.

## 11. PROPRIETARY INFORMATION; WORK PRODUCT; NON-DISCLOSURE.

a. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, processes, know-how, formulae, databases, computer programs, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company's business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company are hereinafter referred to as "Proprietary Information"

b. *General Restrictions on Use*. Advisor agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises and/or control any Proprietary Information (or remove from the control of Company any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Advisor's responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Advisor can show was rightfully in Advisor's possession at the time of disclosure by Company; (y) information which Advisor can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

c. *Ownership of Work Product*. All Work Product as defined hereinafter shall be considered work(s) made by Advisor for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Advisor agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. "Work Product" shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Advisor's work or delivered by Advisor in the course of performing that work.

## 12. TERMINATION.

This Agreement may also be terminated on the occurrence of the following events:

a. A material breach of this Agreement by Advisor, which breach has not been cured within thirty (30) days after a written demand for such performance is delivered to Advisor by the Company that specifically identifies the manner in which the Company believes that Advisor has breached this Agreement.

b. Any material acts or events which inhibit Advisor from fully performing its responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Advisor's lack of honesty or Advisor's moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness, or gross misconduct.

Upon a termination pursuant to 3 and/or 4 above, Company will not be required to pay Advisor additional compensation due as of the date of termination, notwithstanding future services by the Advisor that may occur.

**13. DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.**

The obligations of the Advisor described in this Agreement consist solely of the furnishing of information and advice to the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Advisor hereunder, shall be those of the Company or such affiliates and Advisor shall under no circumstances be liable for any expenses incurred or loss suffered by the Company as a consequence of such decisions except as provided in Section 16 below.

**14. GENERAL PROVISIONS.**

a. *Governing Law and Jurisdiction*. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

b. *Attorneys' Fees*. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

c. *Complete Agreement*. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

d. *Binding*. Except as aforesaid, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

e. *Notices*. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

Company:

NeurAxis, Inc.
829 S Adams St.
Versailles, IN 47042
Phone: (812) 689-0791
Attn: Brian Carrico
bcarrico@neuraxis.com

Advisor:

Exchange Listing, LLC
515 E. Las Olas Blvd,
Suite 120
Fort Lauderdale, Florida 33301
Attn: Peter Goldstein
peter@exchangelistingllc.com

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; five (5) business days after deposit in any Post Office in the continental United States or Canada, postage prepaid,

if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telefaxed. Notices may also be sent via computer generated electronic mail (so-called "email") to the email addresses set forth above with written receipt acknowledged by the recipient.

f. *Unenforceable Terms*. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

g. *Execution in Counterparts*. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

h. *Further Assurance*. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

i. *Miscellaneous Provisions*. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

j. *Entire Agreement*. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supersede and render null and void any and all preceding oral or written understandings and agreements.

k. *No Oral Change; Waiver*. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

l. *Non-Circumvent*. The Company hereby expressly covenants and agrees not to engage in any discussions or negotiations or to execute any agreement, understanding or undertaking whatsoever with any person or entity that introduced by the Advisor, without the consent and approval of the Advisor including third parties who may be interested in providing or receiving financing of any kind (a "Financing") or in entering into a transaction, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, collaboration, strategic alliance or other similar transaction (any such transaction, a "Transaction").

m. *Not Acting as a Broker-Dealer/Legal*. The Company hereby acknowledges that Advisor is not a licensed broker-dealer and is not raising capital for the Company. The Company also acknowledges that the Advisor is not providing any legal services on behalf of the Company.

## 15. INDEMNIFICATION.

Advisor agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Advisor or Advisor's assistants, employees, contractors or agents, (ii) a determination by a court or agency that the

Advisor is not an independent contractor, (iii) any material breach by the Advisor or Advisor's assistants, employees, contractors or agents of any of the covenants contained in this Agreement and corresponding Confidential Information, (iv) any failure of Advisor to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation of a third party's rights resulting in whole or in part from the Company's use of the deliverables of Advisor under this Agreement.

Company agrees to indemnify and hold harmless the Advisor and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with any negligent, reckless or intentionally wrongful act of the Company or the Company's officers, directors, employees, contractors or agents.

## 16. WARRANTIES AND REPRESENTATIONS.

Advisor's advisory services are provided on a best-efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Advisor's advice or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Advisor. Advisor represents and warrants to Company that (a) he is under no contractual or legal restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

## 17. MISCELLANEOUS.

The invalidity or unenforceability of any particular provisions of this Agreement shall not affect the other provisions hereof; and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

This agreement will survive Bankruptcy, sale of company and/or change in company structure.

Nothing in this Agreement shall be construed to make the parties partners, joint venture's, representatives, or agents of each other, nor shall either party so hold itself out.

**IN WITNESS WHEREOF**, the Parties hereto have executed this Agreement as of the day and year first above written.

| "**COMPANY**" | "**ADVISOR**" |
| --- | --- |
| **NEURAXIS, INC.** | **EXCHANGE LISTING, LLC** |
| By: /s/ Brian Carrico | By: /s/ Peter Goldstein |
| Brian Carrico, CEO | Peter Goldstein, CEO |
| Date: 6/20/22 | Date: 06/20/2022 |

**AMENDMENT TO PRE-IPO COMMUNICATIONS/OUTREACH ADVISORY AGREEMENT**

THIS AMENDMENT TO PRE-IPO COMMUNICATIONS/OUTREACH ADVISORY AGREEMENT (this "Amendment") is entered into as of December 22, 2022 by and between Neuraxis, Inc. (the "Company") and Exchange Listing, LLC ("Advisor").

**RECITALS**

WHEREAS, the Company and Advisor, (collectively the "Parties") entered into that certain Pre-IPO Communications/Outreach Advisory Agreement dated June 20, 2022, whereby the Company engaged Advisor to perform certain services as enumerated therein (the "Agreement") in exchange for certain consideration as enumerated therein (any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement); and

WHEREAS, the Parties wish to amend Section 3 of the Agreement to clarify the timing and conditions that must be satsified before the Company would be obligated to convey certain of its common stock to Advisor as compensation for the services Advisor is obligated to provide in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

**AGREEMENT**

1. Amendments. The penultimate paragraph of Section 3 of the Agreement is hereby deleted and restated in its entirety as follows:

   a. Contingent and effective upon the completion of an initial public offering of the Company's common stock on the Nasdaq or the New York Stock Exchange (a "**Senior Exchange Listing**"), Advisor may require Company to convey Advisor, or its designees, at par value, 25,000 shares (the "**Shares**") of the Company's common stock. The Company agrees to provide piggyback registration rights for the Shares.

Other than the amendment set forth herein, the terms and conditions of the Agreement shall remain the same.

2. Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of Florida without giving effect to any choice or conflict of law provision or rule (whether of Florida or any other jurisdiction). Any legal proceeding arising out of or based upon this Amendment shall be instituted in the courts of Florida and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

**ADVISOR:**
**EXCHANGE LISTING, LLC**

By: /s/ Peter Goldstein
Name: Peter Goldstein
Title: Managing Member

**COMPANY:**
**NEURAXIS, INC**

By: /s/ Brian Carrico
Name: Brian Carrico
Title: Chief Executive Officer